Filed pursuant to Rule 424(b)(3)
Registration Number 333-161633

PROSPECTUS

12,000,000 Shares

ARRAY BIOPHARMA INC.

COMMON STOCK

This prospectus relates to the offer and sale of up to 12,000,000 shares of our common stock issuable upon the exercise of warrants to purchase shares of common stock by the selling security holders listed on page 3, including their transferees, pledgees or donees or their respective successors.  We are registering these shares on behalf of the selling security holders, to be offered and sold by them from time to time.

We will not receive any proceeds from any resale of the shares of common stock being offered by this prospectus.  The selling security holders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling security holders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 3.  We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the NASDAQ Global Market and traded under the symbol “ARRY.”  On October 9, 2009, the last reported sale price for our common stock was $2.57 per share.

An investment in our securities involves a high degree of risk.  You should carefully consider the “Risk Factors” referenced on page 1 that are incorporated by reference in this prospectus from our most recent annual report on Form 10-K and our other filings made with the Securities and Exchange Commission or that may be contained in any supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, selling security holders may from time to time sell the securities described in this prospectus in one or more offerings.

You should read this prospectus and the information and documents incorporated by reference carefully.  Such documents contain important information you should consider when making your investment decision.  See “Incorporation of Certain Information by Reference” beginning on page 5.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide you with different information.  These documents do not contain an offer to sell or solicitation of an offer to buy the securities in any circumstance in which the offer or solicitation is unlawful.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

References in this prospectus to “Array,” “the company,” “we,” “our” or “us” refer to Array BioPharma Inc.  Our trademarks include the Array BioPharma logo and the terms “ARRAY BIOPHARMA,” “ARRAY BIOPHARMA THE DISCOVERY RESEARCH COMPANY,” “TURNING GENOMICS INTO BREAKTHROUGH DRUGS,” “OPTIMER,” and “ARRAY DISCOVERY PLATFORM.”  Other trademarks and trade names appearing in this prospectus are the property of the holders of such trademarks and trade names.

i

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that are not descriptions of historical facts are forward-looking statements, based on management’s estimates, assumptions and projections that are subject to risks and uncertainties.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or similar terminology.

These statements involve significant risks and uncertainties, including those discussed below and those described more fully in other reports filed by Array with the SEC.  Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements.  These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; our ability to achieve and maintain profitability and sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists, and management; and the risk factors set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K as filed with the SEC, and any amendments thereto we file with the SEC, and in any supplements to this prospectus.  The forward-looking statements contained herein represent our judgment as of the date of this prospectus.  We undertake no duty or obligation to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

ii

SUMMARY

This summary may not contain all the information that may be important to you.  You should read the entire prospectus, including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus, before making an investment decision.

Our Business

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs aimed at large market opportunities.  Our proprietary drug development pipeline includes clinical candidates that are designed to treat patients afflicted with cancer, inflammatory diseases and pain.  In addition, leading pharmaceutical and biotechnology companies collaborate with us to discover and develop drug candidates across a broad range of therapeutic areas.

The mailing address and telephone number of our principal executive offices are 3200 Walnut Street, Boulder, Colorado 80301, (303) 381-6600.

The Offering

The selling security holders named in this prospectus may offer up to 12,000,000 shares of our common stock issuable upon the exercise of warrants to purchase shares of common stock.  Our common stock currently is listed on the NASDAQ Global Market under the symbol “ARRY.”  Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling security holders of any of the securities covered by this prospectus.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed here or incorporated herein by reference.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “RISK FACTORS” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

Investment in our securities involves risks.  Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement.  Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.  However, upon exercise of the warrants for cash, the selling stockholders would pay us, with respect to the warrants issued on May 15, 2009, an exercise price of $3.65 per share of common stock or an aggregate of $21,900,000 if such warrants are exercised for cash in full, and, with respect to the warrants issued on July 31, 2009, an exercise price of $4.19 per share of common stock or an aggregate of $25,140,000 if such warrants are exercised for cash in full.  Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling security holders upon any exercise of the warrants.

SELLING SECURITY HOLDERS

An aggregate of 12,000,000 shares of common stock are being registered in this offering for the account of the selling security holders.  All of the shares of common stock being offered and sold under this prospectus are shares issuable upon the exercise of warrants held by the selling security holders that were issued in connection with the execution of a Facility Agreement dated May 15, 2009, by and between Array, and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P., healthcare investment funds who we collectively refer to as the Design Funds. Under the Facility Agreement, the Design Funds agreed to advance to us a loan in the aggregate principal amount of $40,000,000. The Design Funds and two assignees, Deerfield Partners, L.P. and Deerfield International Limited (who we collectively refer to with the Design Funds as the Deerfield Funds), funded the loan on July 31, 2009.  Warrants to purchase up to an aggregate of 6,000,000 shares of common stock at an exercise price of $3.65 per share  were issued to the Deerfield Funds on May 15, 2009, and warrants to purchase up to an aggregate of 6,000,000 shares of common stock at an exercise price of $4.19 per share were issued to the Deerfield Funds on July 31, 2009. The warrants are exercisable at any time after January 31, 2010 and prior to April 29, 2014.  The exercise price may be paid in cash or, at the election of the holder of the warrant, pursuant to certain cashless exercise provisions. The holders of the warrants have the right to require us to redeem the warrants (i) upon certain changes in control involving our company or sale of all or a significant amount of our assets, (ii) upon a liquidation, bankruptcy, insolvency, dissolution or winding up, (iii) at such time as our common stock ceases to be listed on the NASDAQ stock market or registered under Section 12 of the Exchange Act of 1934, or (iv) upon certain defaults, referred to as “Events of Default”, relating to the delivery and registration of the shares exercisable upon exercise of the warrants or events of default of our obligations under the warrants.  The redemption price payable upon the a redemption of the warrants is based upon a Black-Scholes valuation of the warrants. In a change in control in which all or part of the consideration consists of cash, the redemption price is payable in cash to the extent of the proportion of cash consideration payable in such transaction. In all other cases described in clauses (i), (ii) or (iii) above (including, in a change of control transaction to the extent of non-cash consideration in such transaction), the redemption price is payable in shares of our common stock (at a 2.5% discount). Notwithstanding the foregoing, if a change in control would result in consideration that includes securities of a publicly traded successor entity, subject to certain limitations and conditions, then, at the company’s option, the company may redeem the warrants or cause the warrants to be assumed by the successor entity. The redemption price upon an Event of Default, would be payable by us in shares of our common stock, valued at a 5% discount. Upon certain events of failure relating to the delivery and registration of the warrant shares, the warrants would remain outstanding and we would be required to issue additional shares (at a 5% discount) having a value equal to 18% of the Black-Scholes value of the warrants, compounded monthly. The warrants may not be exercised by the respective holders, and no shares may be issued upon a redemption or in satisfaction of any failure payments, to the extent that the exercise or issuance would cause the holder’s and its affiliates’ beneficial ownership of our common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, to exceed 9.98%.

We also entered into a Registration Rights Agreement with the Design Funds dated May 15, 2009 in connection with the Facility Agreement pursuant to which we agreed to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register the resale of any common stock issued upon exercise of the warrants and to use our best efforts to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder may be sold without registration or restrictions under the Securities Act, and (b) such time as all such shares registered hereunder have been sold by the selling security holders pursuant to and in accordance with the registration statement of which this prospectus is a part. Additional information on our transaction with the Deerfield Funds is contained in our current reports on Form 8-K (file no. 001-16633), which were filed with the SEC on May 19, 2009, as amended on September 24, 2009 and September 29, 2009, and on August 6, 2009, and which are incorporated by reference herein. This description is qualified in its entirety by the complete provisions of the form of warrant attached as an exhibit to amendment to the current report on Form 8-K/A filed with the SEC on September 24, 2009, the Facility Agreement attached as an exhibit to the amendment to the current report on Form 8-K/A filed with the SEC on September 29, 2009 and of the Registration Rights Agreement and other documents attached as exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC on August 18, 2009.

The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling security holders or their transferees, pledgees or donees or their respective successors.  The following table sets forth the name of the selling security holder, the number of shares of common stock the selling security holder beneficially owns prior to this offering, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares and percentage that would be owned by the selling security holder after the completion of this offering.  The selling security holders may sell some, all or none of their shares.  We do not know how long the selling security holders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling security holders regarding the sale of any of the shares.  For purposes of the table below, we have assumed that the selling security holders exercised the warrants in full pursuant to a cash exercise (without giving effect to any limitations on exercise) and sell all of such shares.  This table is prepared based on information supplied to us by the selling security holders and reflects holdings as of October 8, 2009.

SELLING SECURITY HOLDERS

	Shares of Common Stock Beneficially	Shares of	Shares of Common Stock (1) Beneficially Owned After the Offering
Selling Security Holder (2)	Owned Prior to the Offering	Common Stock Being Offered (3)	Shares	Percentage

Deerfield Private Design Fund, L.P.	—	3,830,000	—	—

Deerfield Private Design International, L.P.	—	6,170,000	—	—

Deerfield Partners, L.P.	1,669,606	766,000	1,669,606	3.5%

Deerfield International Limited	2,546,552	1,234,000	2,546,552	5.3%

(1)

Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of October 8, 2009, we had 49,299,833 shares of common stock outstanding.

(2)

James E. Flynn has the power to vote or dispose of the shares held by the selling security holders. Mr. Flynn also has voting and dispositive power over 138,171 shares of common stock held by Deerfield Special Situations Fund, L.P. and 243,517 shares of common stock held by Deerfield Special Situations Fund International Limited.

(3)	The share amounts shown in the table above represents shares of common stock issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered in this prospectus on behalf of the selling security holders. The term selling security holders, which as used herein includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling security holders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling security holders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares.  We will not receive any of the proceeds from the sale of the shares by the selling security holders.  However, upon a cash exercise of the warrants by the selling security holders, we will receive the exercise price of $3.65 or $4.19, as applicable, per share of common stock exercised. If the warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the warrants.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling security holders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling security holders under this prospectus.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•                 ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                 block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                 purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                 an exchange distribution in accordance with the rules of the applicable exchange;

•                 privately negotiated transactions;

•                 short sales;

•                 through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                 broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•                 a combination of any such methods of sale; and

•                 any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement that contains this prospectus and (2) the date on which the shares may be sold without registration or restriction under the Securities Act.

The selling security holders and any broker dealers that act in connection with the sale of the shares might be deemed to be “underwriters” as the term is defined in Section 2(11) of the Securities Act. Consequently, any commissions received by these broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling security holders may be deemed to be “underwriters” as defined in Section 2(11) of the Securities Act, the selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Boulder, Colorado.

EXPERTS

The financial statements of Array BioPharma Inc. as of June 30, 2009 and 2008, and for each of the years in the three-year period ended June 30, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2009, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.  Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (under File No. 001-16633) and any additional documents, or any amendments to any of the foregoing, that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities.  These documents contain important information about us.

1.     Our Annual Report on Form 10-K for the year ended June 30, 2009 filed with the SEC on August 18, 2009;

2.     Our Current Reports on Form 8-K, and amendments thereto on Form 8-K/A, filed with the SEC on July 8, 2009, July 15, 2009, August 6, 2009, August 10, 2009, August 17, 2009, September 4, 2009, September 18, 2009, September 24, 2009, September 29, 2009, October 2, 2009 and October 5, 2009 (except to the extent such information was furnished to and not filed with the SEC);

3.     Our Proxy Statement on Schedule 14A filed with the SEC on September 18, 2009; and

4.     The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 16, 2000, including any amendment or report filed for the purpose of updating such descriptions.

You can obtain a copy of any or all of these documents, including any exhibits thereto, at no cost, by visiting the Investor Relations section of our web site at  http://www.arraybiopharma.com or by requesting them in writing or by telephone at the following address:

Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
(303) 381-6600
Attention: Investor Relations

See also the section entitled “Where You Can Find More Information” below.

Statements contained in this prospectus and the documents incorporated by reference herein referring to the contents of any contract or other document are not necessarily complete.  Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus forms a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

Information contained on our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus.  The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains important information about our company and the securities.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy this information and the registration statement at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC, including the registration statement and the documents incorporated by reference into this prospectus, and the exhibits thereto, is also available on the SEC’s website at http://www.sec.gov.  We also maintain a web site at http://www.arraybiopharma.com, which provides additional information about our company and through which you can also access our SEC filings.  The information set forth on our web site is not part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provision, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.